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                                                                  Exhibit 10(x)

April 23, 2001

Mr. Richard M. DeMartini
42 Masterton Road
Bronxville, NY 10708

Dear Rich:

This letter (the "Agreement") confirms the terms and conditions of your employment with Bank of America Corporation (the "Company") for the two-year period (the "Term") beginning on your start date, February 26, 2001 (the "Start Date"), and ending on February 26, 2003. This Agreement is not intended to describe the terms and conditions that would apply to your employment with the Company for periods after February 26, 2003.

     . Your corporate title will be Executive Vice President. You will hold the position of President of the Asset Management Group reporting directly to Mr. Ken Lewis. For purposes of this Agreement, references to the Asset Management Group include the businesses currently denominated as Private Banking, BACAP and BAISI. You will perform your duties hereunder at the Company's offices in the Borough of Manhattan in the City of New York, New York, with such business travel to other locations as may be necessary in connection with the performance of your responsibilities.

     . You will receive a salary of $41,666.66 per month ($500,000.00 annualized), less appropriate taxes.

     . You will be eligible for an annual target cash incentive award for each calendar year during the Term of $5,000,000, payable each February after the applicable year, less appropriate taxes. Your cash incentive awards will be paid under the terms of our Bank of America Equity Incentive Plan 2000 (the "Equity Incentive Plan"), which pays a portion of any annual incentive awards in the form of restricted stock units ("RSUs"). If you terminate for any reason other than cause, these shares will be fully vested.

     . You will receive options to purchase 310,000 shares of the Company's Common Stock ("Common Stock") on March 1, 2001 (the "Grant Date"), one-third of which will vest on each of the first, second and third anniversaries of the Grant Date.

     . Your target stock option award for 2001 performance (to be granted in February 2002) is 210,000 shares. All stock and options awarded to you will provide that you will be treated as a retiree if you terminate employment with the Company (other than for "Cause" as defined below) after having completed at least 5 years of service with the Company.

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     .   Subject to the terms of this paragraph, the Company will pay you an amount sufficient to compensate you for any reasonable losses incurred by you as a result of the forfeiture of any options or restricted stock units that occur in connection with the termination of your employment with your former employer (such amounts being referred to herein as "Loss Amounts"). You will use reasonable best efforts to limit the Loss Amounts. The loss amounts will be paid to you on the earlier to occur of (1) the end of the Term or (2) the date your employment is terminated by the Company other than for Cause or by you for Good Reason.

OTHER TERMS AND CONDITIONS

     . If your employment is terminated during the Term (i) by the Company without Cause or (ii) by you for "Good Reason" (as defined below), then: (A) you will receive a lump sum payment equal to your base salary for the remainder of the term; (B) your target annual cash incentive award for the year of termination and (C) an amount equal to the difference between the exercise price and the fair market value of any unvested options as of the date of your termination, less appropriate taxes. If your employment is terminated within one year after the term, for the reasons outlined above, you will receive a lump sum payment of the amount described in (C).

     . For purposes of this Agreement, "Cause" shall mean: (I) the commission of an act of fraud or dishonesty in the course of your employment;
         (ii) conviction of (or a plea of no contest with respect to) a crime constituting a felony; or (iii) conviction of (or a plea of no contest with respect to) a crime involving any act of fraud, dishonesty or moral turpitude materially injurious to the Company or any of its subsidiaries.

     . For purposes of this Agreement, "Good Reason" shall mean (i) any material breach by the Company of its obligations under this Agreement, which breach is not cured by the Company within ten days after you give the Company written notice of such breach, (ii) any material diminution of your responsibilities or authority as an officer of the Company or as President of the Asset Management Group reporting directly to Mr. Lewis, or any reorganization or restructuring of the Asset Management Group that materially reduces the businesses operating under your authority, or (iii) any requirement that you perform your duties under this Agreement principally in an office located outside of the Borough of Manhattan in the City of New York, New York.

     . This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     . This Agreement constitute the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof This Agreement may only be modified or amended by an instrument in writing signed by both parties hereto.

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If you have any questions or if there is any way I can help you further, please do not hesitate to call. Please indicate your agreement to the foregoing terms by signing and returning the enclosed counterpart of this Agreement, whereupon this Agreement shall be a binding agreement between the company and you.

Sincerely,

BANK OF AMERICA CORPORATION

By:     /s/ Charles D. Loring
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Charles D. Loring
Personnel Executive
Bank of America

Acknowledged and Agreed:

     /s/ Richard M. DeMartini                             4/24/01
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Richard M. DeMartini                        Date